EXHIBIT 10.67

EXECUTIVE AGREEMENT
This Executive Agreement (the “Agreement”) is made and entered into by and between Micron Technology, Inc., a Delaware corporation (the “Company”), and Sanjay Mehrotra, an individual and Officer of the Company, (the “Officer”).
WHEREAS, the Board of Directors of the Company (the “Board”) and the Officer recognize that it is in the best interest of the Company to provide for a smooth transition when there is a change in management, and wish to recognize the valued contributions of the Officer; and
WHEREAS, the Company desires to provide the Officer with benefits in consideration for his or her execution of this Agreement, the Release (as defined below) and the instrument titled the Executive Covenant Agreement;
NOW THEREFORE, the parties agree as follows:
1(a).    TERMINATION OF THE OFFICER. The Company or the Officer may at any time terminate the Officer’s active employment with the Company for any reason, voluntary or involuntary, with or without Cause, by providing notice to that effect in writing. Subject to the Officer signing and not revoking the release required in Section 7, upon the Officer’s “Qualifying Termination of Employment”, the Officer shall be entitled to the compensation and benefits described in Section 5(a). Except as provided in Section 5(a), upon the Officer’s Separation from Service, the Officer shall only be entitled to (i) those payments and benefits required by law, (ii) unpaid base salary, (iii) reimbursement of unreimbursed business expenses and (iv) such employee benefits (including equity compensation and paid time off), if any, to which the Officer may be entitled under the Company’s employee benefit plans (“Accrued Amounts”). To the extent there is any conflict between the terms and benefits provided under any bonus or incentive program of the Company and this Agreement, the terms of this Agreement shall prevail. The Accrued Amounts shall be paid in accordance with the applicable plan or reimbursement policy, provided that the Officer’s final pay check will be paid as soon as administratively practicable following the Officer’s Separation from Service.
1(b).    QUALIFYING TERMINATION OF EMPLOYMENT. For purposes of this Agreement, Officer experiences a Qualifying Termination of Employment if the Officer’s employment is terminated (i) by the Company for a reason other than for Cause, (ii) by the Officer for Good Reason, or (iii) as a result of the death or Disability of the Officer. For purposes of this Agreement, “Cause”, “Good Reason” and “Disability” shall have the meaning set forth on Exhibit 1(b), attached hereto and incorporated herein by this reference.
2.    LOSS OF OFFICER STATUS. Upon receipt by the Officer of a notice of termination from the Company, or at any other time upon the Company’s request, the Officer shall resign immediately as an officer and/or director of the Company.
3.    SEPARATION FROM SERVICE. The date of the Officer’s “Separation from Service” shall be the earliest of: (i) the date of the Officer’s death; or (ii) the date after which the Company and the Officer reasonably anticipate that the level of bona fide services the Officer will perform, whether as an employee or consultant, will permanently decrease to 20 percent or less of the average level of bona fide services performed (whether as an employee or contractor) over the immediately preceding 36-month period (or the full period of services to the Company if the Officer provided services to the Company for less than 36 months).
4.    TRANSITION PERIOD. For purposes of this agreement, the “Transition Period” shall be a one year period immediately following the date of the Officer’s Separation from Service due to a Qualifying Termination of Employment.
5(a).    COMPENSATION DURING THE TRANSITION PERIOD. Upon the Officer’s Qualifying Termination of Employment, and provided the Officer complies with the terms of this Agreement (including the requirements of Section 7) and the terms of the Executive Covenant Agreement, the Officer, or the Officer’s estate in the event of the Officer’s death, will receive during the Transition Period compensation and cash in lieu of employee benefits as provided on Exhibit 5(a), attached hereto and incorporated herein by this reference.
5(b).    EXECUTIVE BONUS AFTER LOSS OF OFFICER STATUS. An Officer who ceases to be an Officer but does not cease to be an employee of the Company, and who has not yet incurred a Separation from Service (referred to herein as a “Non-Officer Employee”), shall receive, in lieu of an executive bonus pursuant to Section 5(a)(ii)(A) of Exhibit 5(a), a pro-rated executive bonus, if at all, subject to the following terms and conditions:

If as of the date of the Officer’s loss of officer status the Non-Officer Employee was a designated participant for an executive bonus plan performance period but the Board or a committee thereof has not yet taken action on any required goal achievement certification for such performance period, the Non-Officer Employee will be entitled to receive his or her executive bonus in the amount so certified, at the same time and in the same manner as the continuing officers of the Company receive payment of their executive bonuses for such performance period, if and only if (A) the specified goals are achieved, as certified by the Company’s Board or a committee thereof, (B) payment is made for such achievement pursuant to the terms and conditions of the bonus program to the other participating officers, (C) the Non-Officer Employee is an employee of the Company at the time of payment and (D) the Non-Officer Employee complies with the terms of this Agreement and the terms of the Executive Covenant Agreement.
A Non-Officer Employee that receives a bonus pursuant to the terms of this Section 5(b) shall not be entitled to receive an additional bonus pursuant to Section 5(a)(ii)(A) of Exhibit 5(a) during his or her Transition Period. The amount payable under this Section 5(b) shall be payable at the time and form provided in the applicable bonus plan.
5(c).    FURTHER CLARIFICATIONS. It is understood that the Officer, during the period of time in which he or she is a Non-Officer Employee and at any time during the Transition Period, is not entitled pursuant to this Agreement to renew his or her participation in any executive bonus program, receive any new grants of stock options or restricted stock or to the accrual of TOP time (however, Non-Officer Employees would participate in the Company’s Time Off Plan). It is further understood that the Officer is not entitled to payment of any compensation that is deferred past the Transition Period due to payment criteria of an incentive program, as those criteria existed as of the date of the Officer’s Separation from Service. For the avoidance of doubt, the Officer shall not be entitled to any payment which is earned and payable after the Transition Period pursuant to the terms of the applicable plan or program. No action by the Company or the Company’s Board may affect the Officer’s receipt of the benefits set forth above, other than as provided herein.
6.    CONFIDENTIALITY. The reasons for, and circumstances of, an Officer’s termination of employment or change in officer status shall be kept confidential and shall not be disclosed; provided that the Company may disclose such information as the Company determines, in its sole discretion, is either required by law to be disclosed or necessary to be disclosed to serve a valid business purpose.
7.    RELEASE. No amount shall be payable to the Officer under Section 5(a) until the Officer signs, and does not revoke, a release of claims in favor of the Company, its affiliates and their respective officers and directors in substantially the form attached hereto as Appendix A (the "Release") during the Release Execution Period. For purposes of this Agreement, the “Release Execution Period” shall be the 60-day period commencing on the date of the Officer’s Separation from Service.
8.    ENTIRE AGREEMENT. Except as otherwise specifically provided herein, this Agreement sets forth the entire agreement and understanding between Micron and Officer relating to the subject matter hereof and supersedes all prior understandings and agreements with respect thereto. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless contained in a writing signed by both of the parties hereto in accordance with Section 11. Any subsequent change or changes in Officer’s duties, salary or compensation will not affect the validity or scope of this Agreement. This Agreement is in addition to, and does not supersede or modify in any fashion, the provisions of the Executive Offer Letter, Executive Covenant Agreement, or the provisions of any confidentiality and intellectual property agreement(s) entered into by the parties hereto (collectively, “Additional Agreements”) (and all documents and forms referenced therein), all of which are being executed at or about the same time. The obligations contained in the Additional Agreements shall continue independent of the obligations of one another and of this Agreement.
9(a).    SECTION 409A COMPLIANCE. This Agreement is intended to comply with Internal Revenue Code (“Code”) Section 409A and the applicable Treasury Regulations (together, “Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Officer on account of non-compliance with Section 409A. In the event an amount payable under this Agreement is contingent upon the Officer signing a Release during a Release Execution Period and such Release Execution Period begins in one tax year and ends in the next tax year, such amount shall be paid on the later of (i) the last day of the Release Execution Period, (ii) if applicable, the date specified in Section 9(b), or (iii) the payment date otherwise set forth in this Agreement.
9(b).    SPECIFIED EMPLOYEE PAYMENTS; TIMING. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes Section 409A would otherwise be payable or distributable under this Agreement by reason of the Officer’s Separation from Service during a period in which the Officer is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):
(i)    if the payment or distribution is payable in a lump sum, the Officer’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Officer’s death or the first day of the seventh month following the Officer’s Separation from Service; and
(ii)    if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Officer’s Separation from Service will be accumulated and the Officer’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Officer’s death or the first day of the seventh month following the Officer’s Separation from Service, whereupon the accumulated amount will be paid or distributed to the Officer and the normal payment or distribution schedule for any remaining payments or distributions will resume.
For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Section 409A, provided, however, that, as permitted in Treas. Reg. §1.409A-1(i), the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Compensation Committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.
9(c).    SECTION 280G. This section will be construed in accordance with Code Sections 280G and 4999, or any successor provisions thereto, and the guidance issued thereunder (collectively, “Section 280G”), and the terms “parachute payment” and “excess parachute payment” as used herein have the meanings ascribed to them under Section 280G.
(i)     If it is determined that the aggregate payments and benefits constituting parachute payments which, but for the operation of this provision, would become payable or distributable by the Company to or for the benefit of Officer, pursuant to this Agreement, any other agreement, or any benefit plan (collectively, the “Total Payments”), would result in any excess parachute payments becoming subject to the excise tax imposed by Code Section 4999, or any successor provision thereto, or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties, collectively, the “Excise Tax”), then the Total Payments shall be reduced to an amount equal to One Dollar ($1) less than the maximum amount that could be paid to Officer without giving rise to any Excise Tax (the “Safe Harbor Cap”); provided, however, that this reduction shall be applied only if the net after-tax benefit to Officer after such reduction would be greater than the net after-tax benefit to Officer without such reduction (notwithstanding the application of the Excise Tax on the unreduced Total Payments). For the avoidance of doubt, Officer shall be responsible for the payment of any Excise Tax arising from the Total Payments and there shall be no tax gross up on any amounts paid under this Agreement.
(ii)     Any reduction in Total Payments required by this provision shall be applied in the following order and, to the extent applicable, in accordance with the rules under Section 409A: (i) first, reduction of cash payments and benefits, in reverse order of the date of payment; (ii) second, cancellation of vesting acceleration of equity awards, in reverse order of the date of grant; and (iii) third, reduction of other non-cash payments and benefits, in reverse order of the date the payment or benefit is to be provided. If the same payment or award date applies to more than one payment or benefit within any of the foregoing categories, the reduction will apply to each such payment or benefit on a pro-rata basis. Subject to the foregoing, the Total Payments shall be reduced so that the reduction of compensation to be provided to Officer is otherwise minimized.
(iii)    Unless the Company and Officer otherwise agree in writing, all calculations and determinations necessary to effectuate this provision, including without limitation determinations as to whether a reduction in payments or benefits is required and the amount thereof, whether any item of compensation constitutes a parachute payment, the amount, if any, subject to the Excise Tax (including determinations as to whether any portion of the excess parachute payments constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B)), and the present value of any parachute payment, shall be made, consistent with Section 280G, by a public accounting firm and/or tax counsel selected by the Company (which may be the Company’s independent public accounting firm or outside tax counsel) (the “Advisors”). For this purpose, the Advisors may make reasonable assumptions and approximations; may rely on reasonable, good faith interpretations concerning the application of Section 280G; and may rely upon such other tax, legal, valuation or other specialists as they deem appropriate. Officer’s applicable federal, state, and local income taxes shall be computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes. The Company and Officer agree to furnish the Advisors with such information and documents as the Advisors reasonably request to make such calculations and determinations as soon as practicable upon such request. The Company shall direct the Advisors to provide Officer with a written statement of its conclusions, setting forth the basis therefor, including detailed supporting calculations and copies of any written opinions or advice upon which such conclusions rely (the “Report”), within ten (10) business days after their receipt of all required information and documents. Officer shall have five (5) business days thereafter to notify the Advisors and the Company in writing of any reasonable and substantive objections to the Report. The Company shall direct the Advisors to promptly consider in good faith and respond to such objections, and provide Officer a revised Report reflecting appropriate adjustments (unless the Advisors determine that no adjustments are necessary). The Advisors’ final calculations and determinations (as adjusted, if applicable) shall be conclusive and binding on all parties for all purposes. The Company shall bear all costs the Advisors may reasonably incur in connection with the process contemplated by this paragraph.
10.    IDAHO OPERATIONS, GOVERNING LAW, AND VENUE. Officer understands and agrees that Micron is headquartered in Idaho and its executive management team is located in Idaho. While Officer will be allowed, for his convenience, to perform work for Micron out of Milpitas, California, Officer will maintain an office at Micron’s headquarters in Boise, Idaho and will work out of that office with such regularity as the Board and Officer determine to be necessary for Officer to fulfill my duties as CEO. Officer understands that it is his responsibility to run a company headquartered in Boise, Idaho. In addition, Micron will make residence arrangements in Boise, Idaho for Officer, and Officer will be deemed an Idaho resident for income tax purposes.
Accordingly, this Agreement, for all purposes, shall be construed in accordance with the laws of Idaho without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Idaho. The parties hereby irrevocably submit to the jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
11.    MODIFICATION. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Officer and by an authorized officer of the Company as directed by the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.
12.    CAPTIONS. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
13.    SEVERABILITY. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.
The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.
14.    REPRESENTATION BY COUNSEL. Officer acknowledges that he has been represented by independent counsel in the negotiation and execution of this Agreement, specifically including but not limited to its choice of law, jurisdiction, and venue provisions.
IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date of later signature below.

MICRON TECHNOLOGY, INC.	OFFICER

/s/ April Arnzen	/s/ Sanjay Mehrotra
By: April Arnzen	Name: Sanjay Mehrotra
Title: Vice President, Human Resources	Title: CEO Micron Technology, Inc.

April 26, 2017	April 26, 2017
Date	Date

Exhibit 1(b)
Special Defined Terms
(i).    For purposes of this Agreement, the following terms shall have the meaning set forth below:
“Cause” shall mean any of the following acts by the Officer, as determined by the Board:
(a)    the commission by the Officer of, or the Officer’s pleading guilty or nolo contendere to, a felony or a crime involving moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense is connected with the business of the Company or any of its affiliates;
(b)    the Officer’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment, whether or not such act was committed in connection with the business of the Company or any of its affiliates;
(c)    the willful and repeated failure by the Officer to follow the valid and lawful directives of the Board;
(d)    any material violation of the Company’s written policies;
(e)    any intentional misconduct by the Officer in connection with the Company and any of its affiliates’ businesses or relating to the Officer’s duties, or any willful violation of any laws, rules or regulations; or
(f)    the Officer’s material breach of any employment, severance, non-competition, non-solicitation, confidential information, or restrictive covenant agreement, or similar agreement, with the Company or an affiliate.
The determination of the Board as to the existence of “Cause” shall be conclusive on the Officer and the Company.
“Change in Control” means and includes the occurrence of any one of the following events:
(a)    individuals who, as of the effective date of the Agreement (the “Effective Date”), constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or
(b)    any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “1934 Act”)), directly or indirectly, of either (A) 35% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (b), the following acquisitions shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary of the Company, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (c) below); or
(c)    the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any Subsidiary of the Company, (y) the Surviving Corporation or its ultimate parent corporation, or (z) any employee benefit plan or related trust) sponsored or maintained by any of the foregoing is the beneficial owner, directly or indirectly, of 35% or more of the total common stock or 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or
(d)    approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
For purposes of the foregoing Change in Control definition, (i) “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company and (ii) “Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.
“Compensation for Services” means any form of compensation (including cash, property, or contractual right to future compensation) given or promised in exchange for services provided by the Officer during the Transition Period as an employee, consultant, board member, owner, service partner, advisor or in any other similar capacity, excluding compensation for services to a board previously approved by the Board and excluding earnings the Officer receives for his own personal investing activities in public companies or investments in which he does not actively participate as an employee, consultant, board member, owner, service partner, advisor or in any other similar capacity.
“Disability” means the Separation from Service of the Officer after the applicable authorized party under the long-term disability plan (the “LTD Plan”) maintained by the Company or its affiliate has provided written notification to the Human Resources Department that the Officer qualifies for disability benefits under the LTD Plan (a “Disability Notice”). If the Officer is not eligible for disability benefits under any applicable LTD Plan, then the Officer shall not be able to incur a Disability termination under this Agreement. For purposes of the foregoing, the Officer shall be treated as terminating for Disability under this Agreement only if the Human Resources Department has received a copy of the Disability Notice before processing the Officer’s termination.
Notwithstanding the foregoing, for purposes of changing the form of payment from installments to lump sum under Section (i) of Exhibit 5(a), a Change in Control shall not be deemed to have occurred unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets, each within the meaning of Section 409A.
“Good Reason” shall mean any of the following, without the Officer’s consent: (i) a material diminution in Officer’s base salary (other than an across-the-board reduction in base salary that affects all peer employees); (ii) a material diminution in Officer’s authority, duties, or responsibilities; or Company’s failure to nominate the Officer for election to the Board and to use its best efforts to have him elected or re-elected to the Board, as applicable; (iii) the relocation of Officer’s principal office to a location that is more than twenty-five (25) miles from the location of Officer’s principal office on the effective date of the Agreement; provided, however, that Good Reason shall not include (A) any relocation of Officer’s principal office which is proposed or initiated by Officer; (B) a relocation to Boise, Idaho, or (C) any relocation that results in Officer’s principal place office being closer to Officer’s then-current principal residence, or (iv) a material breach by Company of this Agreement or other written material obligation of the Company to the Officer.
A termination by Officer shall not constitute termination for Good Reason unless Officer shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than ninety (90) days after the initial occurrence of such event) (the “Good Reason Notice”), and the Company has not taken action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Officer within thirty (30) days following its receipt of such Good Reason Notice. Officer’s date of termination for Good Reason must occur within a period of three hundred and sixty five (365) days after the initial occurrence of an event of Good Reason.

Exhibit 5(a)
Compensation During the Transition Period
(i)    An amount equal to two times the Officer’s annual base salary as of the date of the Officer’s Separation from Service paid bi-weekly during the Transition Period in roughly equal installments in accordance with the Company’s normal payroll cycle commencing (or in the case of Separation from Service that occurs on, or within one year following, a Change in Control (as defined in Exhibit 1(b)), paid in a single lump sum payment) within 60 days following the Officer’s Separation from Service (or such later date as may be required by Section 9 of the Agreement), provided, however:
(A)    if the Officer or the Company terminated the Officer’s status as an officer of the Company but not as an employee prior to the date of the Officer’s Separation from Service, then the base salary payable pursuant to this subsection during the Transition Period shall be the greater of (1) the Officer’s base salary in effect immediately prior to the Officer’s loss of officer status or (2) the Officer’s base salary as of the date of the Officer’s Separation from Service;
(B)    if as of the date of the Separation from Service the Officer’s base salary is subject to a temporary reduction in an effort to save costs, then the base salary payable pursuant to this subsection during the Transition Period shall be the Officer’s base salary immediately prior to such reduction.
(C)    if the Officer has become entitled to the payment provided under this Section (i) of Exhibit 5(a) solely on account of his Good Reason resignation that does not occur on, or within one year following, a Change in Control, then the amount payable under this Section (i) of Exhibit 5(a) may be forfeited in accordance with Section (vii) of this Exhibit 5(a).
(D)    if an installment payment otherwise payable under this Section (i) of Exhibit 5(a) is not paid during the Release Execution Period (and the Officer is otherwise entitled to such payment hereunder), then in a manner consistent with Section 9(b), the first installment that becomes payable to the Officer shall include any installment payments that would have been paid (but were not paid) during the Release Execution Period so that the Officer remains entitled to the full benefit provided under Section (i) of Exhibit 5(a), notwithstanding the suspension of payments that may occur as a result of any suspension of payments during the Release Execution Period.
(ii)(A)    A pro-rated executive bonus based on the number of days the Officer was employed during the applicable performance period, payable at the same time and in the same form the bonus will be paid under the applicable plan, subject to the following terms and conditions:
If as of the date of the Officer’s Separation from Service, the Officer was a designated participant for an executive bonus plan performance period but the Board or a committee thereof has not yet taken action on any required goal achievement certification for such performance period, the Officer will be entitled to receive his or her executive bonus in the amount so certified, at the same time and in the same manner as the continuing officers of the Company receive payment of their executive bonuses for such performance period, if and only if (A) any required certification thereof by the Board or a committee thereof occurs during the Transition Period, (B) the specified goals are achieved, as certified by the Company’s Board or a committee thereof, and (C) payment is made for such achievement pursuant to the terms and conditions of the bonus program to the other participating officers during the Transition Period.
An Officer that receives a bonus, including a pro-rated bonus, pursuant to the terms of Section 5(b) shall not be entitled to receive an additional bonus pursuant to this Section (ii)(A) of Exhibit 5(a).
(ii)(B)    An additional executive bonus equal to two times the Officer’s target annual bonus under the plan described in Section 5(a)(ii)(A) of this Exhibit 5(a) in effect for the performance period in which his Separation from Service occurred (without regard to achievement of the applicable annual performance objectives), payable in a single lump sum on the last day of the Transition Period (or such later date as may be required by Section 9 of the Agreement).
(iii)    Subject to Section (vii) of this Exhibit 5(a), with respect to “time-based” options (including the Offer Options granted to the Officer under his Offer Letter, dated April 26, 2017), and/or “performance-based” options that have not previously become vested, the continued vesting and exercisability of any granted stock options in accordance with the terms of the applicable stock plan as if the Officer’s employment as an officer had continued during the Transition Period, provided, however, and for purposes of clarification, the parties agree that the Officer shall be entitled to vesting for the completion of “performance-based” goals hereunder if and only if the specified performance goal was achieved prior to or during the Transition Period and any required goal achievement certification for such performance goal has been made by the Board, or a committee thereof, thereafter;

(iv)    Subject to Section (vii) of this Exhibit 5(a), with respect to restricted stock awards, or RSAs, (including the Offer RSAs granted to the Officer under his Offer Letter, dated April 26, 2017) the lapse of any “time-based” and/or “performance-based” restrictions at the same time and in the same amounts such restrictions would have lapsed, if at all, in accordance with the terms of the applicable stock plan if the Officer’s employment as an officer had continued during the Transition Period, provided, however, and for purposes of clarification, the parties agree that the Officer shall be entitled to the lapse of “performance-based” restrictions hereunder if and only if the specified performance goal was achieved prior to or during the Transition Period and any required goal achievement certification for such performance goal has been made by the Board, or a committee thereof, thereafter;
(v)    Participation and vesting in the Company’s RAM 401(k) Plan (or a successor or replacement plan) (the “401(k) Plan”) will cease pursuant to the terms of the 401(k) Plan (generally, the date of the Officer’s termination of employment) and standard termination options under the 401(k) Plan will apply.
If the Officer is contributing to the 401(k) Plan at the date of the Officer’s Separation from Service and has not reached the maximum matching contribution for the 401(k) Plan year(s) covered by the Transition Period, then an amount equal to the difference between the Officer’s actual matching contribution and the amount of matching that the Officer would have received if the Officer had continued to defer his or her income into the 401(k) Plan for the Transition Period and, in addition, for the one year period following the Transition Period at the same rate as was in effect on the date of the Officer’s Separation from Service will be paid to the Officer. The payment, if any, will be calculated as though the Officer were 100% vested in such contribution and will be paid within 60 days after the date of the Officer’s Separation from Service (or such later date as may be required by Section 9 of the Agreement); and
(vi)    The Officer’s participation, if applicable, will cease in the Company’s non-cash benefit plans (medical, dental, life, etc.) pursuant to the terms of the applicable plan (generally, the end of the calendar month which includes the date of the Officer’s termination of employment) unless the Officer properly elects to continue participation pursuant to any applicable COBRA continuation or conversion rights. The Officer may also be able to secure individual coverage with similar terms and conditions. It is the Officer’s responsibility to make any timely elections required and for the payment of premiums.
Regardless of the Officer’s election, to the extent the Officer was participating in the Company’s non-cash benefit plans on the date of the Officer’s Separation from Service, the Company will pay the Officer an amount equal to two times the difference in premiums between what the Officer would have paid as an employee during the Transition Period and what the Officer would have to pay during the Transition Period to continue coverage, based on rates in effect at the time of calculation for the region listed by the Company as the Officer’s work address. If COBRA rates are available, those rates will be used in the calculation, followed by any applicable conversion rate, and finally, in the absence of COBRA or conversion rates, by the cost of individual coverage with similar terms and conditions. The payment, if any, will be paid within 60 days after the date of the Officer’s Separation from Service (or such later date as may be required by Section 9 of the Agreement).
Notwithstanding anything herein to the contrary, no compensation will be paid for the loss of any applicable short-term disability coverage.
(vii) Notwithstanding anything contained in Sections (i), (iii) and (iv) of this Exhibit 5(a), if the Officer has become entitled to the benefits under this Exhibit 5(a) solely on account of his Good Reason resignation that does not occur on, or within one year following, a Change in Control, the:

(A)    amount remaining payable under Section (i) of Exhibit 5(a) shall be forfeited by the Officer for any remaining period during the Transition Period after the Officer first receives Compensation for Services or after the Officer is first notified by the Company (by certified mail) that it believes he is receiving Compensation for Services and the Officer has not within 10 days of receiving such notice provided written certification to the Company that he has not received Compensation for Services.
(B)    Offer Options and Offer’s RSAs that have not become vested as of the date of the Officer’s Separation from Service shall cease to vest, no longer be exercisable, and be forfeited in accordance with the terms of the applicable option award agreement or restricted stock award agreement, as applicable.

Appendix A

Release